CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference of our report dated July 14, 2000, on the May 31, 2000 financial statements of CUFUND and to all references to our Firm included in or made part of this Post-Effective Amendment No. 10 to the Registration Statement File No. 33-44293.



/s/ Arthur Andersen LLP
    Arthur Andersen LLP
Philadelphia, Pennsylvania
September 20, 2000